Exhibit 99.1

MGM MIRAGE ANNOUNCES RECOMMENDED
CASH ACQUISITION OF WEMBLEY PLC

LAS VEGAS, NEVADA (January 27, 2004) — The boards of MGM MIRAGE and Wembley plc today announced that they have reached agreement on the terms of a cash acquisition by MGM MIRAGE of Wembley plc which has been unanimously recommended by the Board of Directors of Wembley plc to its shareholders.

MGM MIRAGE has agreed to offer Wembley plc’s shareholders 750 pence ($13.65) per share, valuing the Wembley plc equity at approximately £270 ($490) million at current exchange rates. Wembley plc has no material indebtedness.

The United States operations generates the bulk of Wembley plc’s revenues by way of greyhound racing and video lottery terminals (“VLTs”) at its Lincoln Park facility in Rhode Island as well as three greyhound tracks and one horse racing track in Colorado. In the United Kingdom, Wembley plc operates greyhound tracks in Wimbledon, Manchester, Birmingham, Oxford and Portsmouth.

J. Terrence Lanni, Chairman and Chief Executive Officer of MGM MIRAGE, said, “MGM MIRAGE believes that Wembley plc will geographically and commercially complement its existing core gaming assets in the United States. Wembley plc’s leading position in Rhode Island represents a strong fit with our existing gaming operations and will allow us to leverage our significant gaming expertise and strong balance sheet across the Wembley plc group. Additionally, Wembley plc owns sites in the United Kingdom which could complement our plans to develop facilities in the United Kingdom, should appropriate gaming reforms be adopted.”

A member of the Wembley plc group, Lincoln Park Inc., and two executives of the Wembley plc group are subject to indictment in Rhode Island. The terms of the acquisition call for MGM MIRAGE to acquire the Lincoln Park operations free and clear of the indictment and any liabilities related thereto. Under an agreement entered into by Wembley plc with the United States Department of Justice, acting through the United States Attorney for the District of Rhode Island, the indictment will proceed against an entity funded by Wembley plc prior to its separation from the Wembley plc Group. MGM MIRAGE will not acquire any interest in that entity.

The transaction is subject to requisite court and shareholder approval, the completion of the Lincoln Park reorganization and receipt of necessary regulatory approvals including in Rhode Island.

The MGM MIRAGE acquisition is being unanimously recommended by Wembley plc Directors, and is expected to be completed by the third quarter of 2004.

MGM MIRAGE (NYSE: MGG — News), one of the world’s leading and most respected hotel and gaming companies, owns and operates 12 casino resorts located in Nevada, Mississippi, Michigan and Australia, and has investments in two other casino resorts in Nevada and New Jersey. The company is headquartered in Las Vegas, Nevada, and offers an unmatched collection of casino resorts with a limitless range of choices for guests. Guest satisfaction is paramount, and the company has approximately 40,000 employees committed to that result. Its portfolio of brands include AAA Five Diamond award-winner Bellagio, MGM Grand Las Vegas — The City of Entertainment, The Mirage, Treasure Island, New York - New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit

Casino in Detroit, Michigan. The Company is also a 50-percent owner of Borgata, a destination casino resort at Renaissance Pointe in Atlantic City, New Jersey. Internationally, MGM MIRAGE owns and operates MGM Grand Australia in Darwin, Australia, and holds a 25 percent interest in casino developer Metro Casinos Limited of Great Britain. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com .

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Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

This announcement does not constitute an offer to sell or invitation to purchase any securities or the solicitation of any vote or approval in any jurisdiction.

The release, publication or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this announcement is released, published or distributed should inform themselves about and observe such restrictions.